Exhibit 99.1

   Pediatrix Reports Record Earnings and Cash Flow From Operations;
                     Raises Full-Year EPS Outlook


    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Aug. 6, 2003--Pediatrix Medical Group, Inc., (NYSE:PDX) today reported record quarterly earnings per share of 82 cents and cash flow from operations of $40 million for the three months ended June 30, 2003.
    "These results reflect the strength of our business model as well as our ability to efficiently manage our business," said Roger J. Medel, M.D., President and Chief Executive Officer of Pediatrix. "We continue to demonstrate excellent progress in executing our long-term strategy while delivering value to our physicians, patients, hospital partners, payors and shareholders."
    For the 2003 second quarter, Pediatrix's net patient service revenue was $133.7 million, up 15 percent from $116.2 million for the comparable period of 2002. The increase in revenues reflects same unit growth of 11.1 percent as well as contributions from acquisitions completed during the past year.
    Income from operations increased by 16 percent, to $32.4 million for the 2003 second quarter, from $27.9 million for the comparable period of 2002, as a result of the combination of revenue growth and continued operating efficiencies. For the 2003 second quarter, operating margin improved over the same period in the prior year by approximately 26 basis points to 24.3 percent. This improvement reflects a decline in general and administrative expenses as a percent of revenue by more than 100 basis points, to 14.2 percent, when compared to the same period of 2002.
    Net income for the 2003 second quarter increased to $19.9 million, up 17 percent from $17.0 million for the 2002 second quarter. On a per share basis, 2003 second quarter earnings were 82 cents, up 32 percent from 62 cents for the comparable period of 2002.
    Pediatrix used $43.5 million in cash for acquisitions and repurchased approximately $24.8 million of its common stock during the 2003 second quarter. These activities were financed with cash generated from operations of $40 million, borrowings of $17 million under its line of credit, as well as cash on hand.
    During the second quarter of 2003, Pediatrix acquired the nation's largest independent laboratory focused on metabolic screening, which the Company has since combined with its existing Newborn Hearing Screen program under a newly-formed subsidiary, Pediatrix Screening, Inc. During the quarter, Pediatrix also acquired a neonatal physician group practice based in Knoxville, TN.
    At the end of the 2003 second quarter, Pediatrix had total debt of approximately $20 million, including the outstanding balance of $17 million under its line of credit.
    Pediatrix has repurchased approximately 1.4 million shares of its common stock since April, completing a $50 million share repurchase program that was authorized at that time.
    Pediatrix continues to grow its national group practice, completing the acquisitions of a neonatal physician group based in Cleveland, OH, and a pediatric intensive care physician group based in Chicago, IL, during the 2003 third quarter.
    Based on the Company's strong growth during the first half of 2003, the anticipated contributions from acquisitions made year-to-date, and the impact of the share repurchase program, Pediatrix is raising its earnings guidance for all of 2003. Pediatrix now expects that earnings per share for each of the 2003 third and fourth quarters will be between 95 and 97 cents, an increase from its most recent guidance of 87 to 89 cents for each of these quarters. For the full year Pediatrix expects EPS will be in a range of $3.39 to $3.43.

    Investor Conference Call

    At 11 a.m. Eastern Time today, Pediatrix Medical Group, Inc., will host an investor conference call to discuss the quarterly results, operations review and expanded earnings guidance. The conference call webcast may be accessed from the Company's website, http://www.pediatrix.com. A telephone replay of the conference call will be available from 2 p.m. EDT today through midnight EDT August 13, 2003 by dialing 800-475-6701, access code 690716. The replay will also be available at http://www.pediatrix.com.

    About Pediatrix

    Pediatrix was founded in 1979. Its neonatal physicians provide services at more than 200 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 635 physicians in 30 states and Puerto Rico. Additional information is available on the Internet at http://www.pediatrix.com.

    Matters discussed in this release may include forward-looking statements within the meaning of the Federal securities laws. Such forward-looking statements may include, but are not limited to, statements relating to Pediatrix's objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that Pediatrix intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions.
    These statements are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Any forward-looking statement is made as of the date hereof. We disclaim any duty to update or revise any such statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements.
    Some of the factors that may cause actual results, developments and business decisions to differ materially from those projected or anticipated by such forward-looking statements, as more fully discussed under the section entitled "Risk Factors" in Pediatrix's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, pending and future investigations by federal and state government authorities of Pediatrix's billing or other practices (including the previously disclosed investigation by a U.S. Attorney's Office regarding Pediatrix's Medicaid billing practices and an investigation by the Federal Trade Commission); unfavorable regulatory or other changes or conditions in geographic areas where Pediatrix's operations are concentrated; determinations that Pediatrix failed to comply with applicable health care laws and regulations, limitations, reductions or retroactive adjustments reimbursement amounts or rates by government-sponsored health care programs; audits by third party payors with respect to Pediatrix's billings for services; failure of physicians affiliated with us to appropriately record and document the services that they provide; Pediatrix's failure to find suitable acquisition candidates or successfully integrate any future or recent acquisitions; Pediatrix's failure to successfully implement Pediatrix's strategy of diversifying its operations; impairment of long-lived assets, such as goodwill; federal and state health care reform, including changes in the interpretation of government-sponsored health care programs; Pediatrix's failure to successfully recruit additional and retain existing qualified physicians; pending and future malpractice and other lawsuits; (including the previously disclosed shareholder class action lawsuits); Pediatrix's failure to manage growth effectively and to maintain effective and efficient information systems; Pediatrix's failure to collect reimbursements from third party payors in a timely manner; cancellation or non-renewal of Pediatrix's arrangements with hospitals, or renewal of such arrangements on less favorable terms; loss of Pediatrix's affiliated physicians' privileges or ability to provide services in hospitals, or hospitals entering into arrangements with physicians not affiliated with Pediatrix; and increased competition in the health care industry.



                    Pediatrix Medical Group, Inc.
                  Consolidated Statements of Income
                             (Unaudited)

                              Three months ended   Six months ended
                                   June 30,            June 30,
                                2003      2002      2003      2002
                              --------- --------- --------- ---------
                             (in thousands, except for per share data)
                              ---------------------------------------

Net patient service revenue   $133,701  $116,223  $259,901  $223,505
                              --------- --------- --------- ---------
Operating expenses:
 Practice salaries and
  benefits                      75,648    65,183   150,264   127,718
 Practice supplies and other
  operating expenses             4,718     3,954     8,783     7,443
 General and administrative
  expenses                      19,006    17,740    37,307    35,312
 Depreciation and amortization   1,903     1,463     3,553     2,927
                              --------- --------- --------- ---------

 Total operating expenses      101,275    88,340   199,907   173,400
                              --------- --------- --------- ---------

Income from operations          32,426    27,883    59,994    50,105
                              --------- --------- --------- ---------

Investment income                   81       222       220       375
Interest expense                  (435)     (287)     (725)     (570)
                              --------- --------- --------- ---------

 Income before income taxes     32,072    27,818    59,489    49,910
Income tax provision           (12,187)  (10,851)  (22,605)  (19,467)
                              --------- --------- --------- ---------

Net income                     $19,885   $16,967   $36,884   $30,443
                              ========= ========= ========= =========

Per share data:
 Net income per common and
  common equivalent share
  (diluted)                      $0.82     $0.62     $1.49     $1.13

 Weighted average shares used
  in computing net income per
  common and common equivalent
  share (diluted)               24,327    27,426    24,705    27,022


                       Balance Sheet Highlights
                       ------------------------

                                              As of          As of
                                          June 30, 2003  Dec. 31, 2002
                                           (unaudited)
                                          -------------  -------------
                                                 (in thousands)
Assets:
Cash and cash equivalents                      $11,554        $73,195
Accounts receivable, net                        84,252         75,356
Other current assets                            12,016         12,804
Other assets                                   532,132        487,324
                                          -------------  -------------
Total assets                                  $639,954       $648,679
                                          =============  =============

Liabilities and shareholders' equity:
Accounts payable & accrued expenses           $ 73,357       $ 76,400
Total debt                                      20,007          2,489
Other liabilities                               21,716         21,792
                                          -------------  -------------
Total liabilities                              115,080        100,681
Shareholders' equity                           524,874        547,998
                                          -------------  -------------
Total liabilities and shareholders' equity
                                             $ 639,954      $ 648,679
                                          =============  =============


    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Investor Relations:
             Bob Kneeley, 954/384-0175, x-5300
             bob_kneeley@pediatrix.com